EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-114006) on Form S-3 of Cheniere Energy, Inc. of our report dated July 12, 2004, with respect to the balance sheet of Gryphon Exploration Company as of December 31, 2002, and the related statement of income (loss), stockholders’ equity, and cash flows for each of the two years ended December 31, 2002, which report appears on page 37 in Cheniere Energy, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2003 and filed with the Securities and Exchange Commission on July 20, 2004. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ KPMG LLP

KPMG LLP

Houston, Texas

August 11, 2004